                                                         Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                 Registration No.: 333-130408-01

MLMT 2006-C1 - New Issue $2.490 bn approx Fixed Rate CMBS
Merrill Lynch Mortgage Trust 2006-C1
Commercial Mortgage Pass-Through Certificates, Series 2006-C1

Bookrunner:       Merrill Lynch
Co-Lead Managers: Merrill Lynch, LaSalle Financial Services
Co-Managers:      PNC, Goldman Sachs, Morgan Stanley
Rating Agencies:  Fitch, S&P

Class Size($mm)   (F/S)        Cusip          ISIN
A1      91.545   AAA/AAA    59023B AA 2  US59023BAA26
A2     380.444   AAA/AAA    59023B AB 0  US59023BAB09
A3     134.000   AAA/AAA    59023B AC 8  US59023BAC81
A3B     25.000   AAA/AAA    59023B AZ 7  US59023BAZ76
ASB    113.900   AAA/AAA    59023B AD 6  US59023BAD64
A4     753.353   AAA/AAA    59023B AE 4  US59023BAE48
A1A    244.645   AAA/AAA    59023B AF 1  US59023BAF13
AM     248.983   AAA/AAA    59023B AG 9  US59023BAG95
AJ     217.861   AAA/AAA    59023B AH 7  US59023BAH78
B       56.022    AA/AA     59023B AJ 3  US59023BAJ35
C       28.010   AA-/AA-    59023B AK 0  US59023BAK08
D       31.123     A/A      59023B AL 8  US59023BAL80

Settle: 5/25/2006 (with 24 days Accrued).  Bonds Pay on 12th.
Legal Final: May 12, 2039

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408.

The information set forth herein is subject to change prior to the time of sale of any securities sold to you.

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